                                                                 Exhibit (10)(d)

                            COMPENSATION AND BENEFITS
                             ASSURANCE AGREEMENT FOR

                            OLD SECOND BANCORP, INC.

                               (AMENDED 3/1/2000)

CONTENTS


                                                                             PAGE

Section 1.        Term of Agreement                                            1

Section 2.        Severance Benefits                                           2

Section 3.        Excise Tax                                                   5

Section 4.        Successors and Assignments                                   6

Section 5.        Restrictive Covenants                                        6

Section 6.        Miscellaneous                                                7

Section 7.        Contractual Rights and Legal Remedies                        8



COMPENSATION AND BENEFITS ASSURANCE AGREEMENT

         This COMPENSATION AND BENEFITS ASSURANCE AGREEMENT (this "Agreement") is made, entered into, and is effective as of this 1ST DAY OF APRIL, 2000 (the "Effective Date") by and between Old Second Bancorp, Inc. (hereinafter referred to as the "Company") and ________________________________, (hereinafter referred to as the "Executive").

         WHEREAS, the Executive is presently employed by The Old Second National Bank of Aurora, Aurora, Illinois (the "Bank"), in a key management capacity; and

         WHEREAS, the Executive possesses considerable experience and knowledge of the business and affairs of the Company concerning its policies, methods, personnel, and operations; and

         WHEREAS, the Company is the holder, directly and indirectly, of all of the issued and outstanding stock of the Bank; and

         WHEREAS, the Company is desirous of assuring the continued employment of the Executive in a key management capacity, and the Executive is desirous of having such assurances.

         NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the parties set forth in this Agreement, and of other good and valuable consideration including, but not limited to, the Executive's continuing employment with the Company, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

SECTION 1.        TERM OF AGREEMENT

         This Agreement will commence on the Effective Date and shall continue in effect for one full calendar year (through March 31, 2001) (the "Initial Term").

                  The term of this Agreement automatically shall be extended for one additional year at the end of the initial Term, and then again after each successive one-year period thereafter (each such one-year period following the Initial Term a "Successive Period"). However, either party may terminate this Agreement at the end of the Initial Term, or at the end of any Successive Period thereafter, by giving the other party written notice of intent not to renew delivered at least ninety (90) calendar days prior to the end of such Initial Term or Successive Period. Except as otherwise provided, if such notice is properly delivered by either party, this Agreement, along with all corresponding rights, duties, and covenants, shall automatically expire at the end of the Initial Term or Successive Period then in progress.

         In the event that a "Change in Control" of the Company occurs (as such term is hereinafter defined) during the Initial Term or any Successive Period, upon the effective date of such Change in Control, the term of this Agreement shall automatically and irrevocably be renewed for a period of twenty-four (24) full calendar months from the effective date of such Change in Control (such 24-month period being hereinafter referred to as the "Extended Period"). This Agreement shall thereafter automatically terminate following the twenty-four
(24) month Change-in-Control renewal period. Further, this Agreement shall be assigned to, and shall be assumed by, the purchaser in such Change in Control, as further provided in Section 4 herein.

SECTION 2.        SEVERANCE BENEFITS

         2.1. RIGHT TO SEVERANCE BENEFITS. The Executive shall be entitled to receive from the Company Severance Benefits as described in Paragraph 2.3 and
Section 3 herein, if during the term of this Agreement there has been a Change in Control of the Company or the Bank (as defined in Paragraph 2.4 herein) and if, within the Extended Period, the Executive's employment with the Bank shall end for any reason specified in Paragraph 2.2 herein as being a Qualifying Termination. The Severance Benefits described in Paragraphs 2.3(a) and 2.3(b) herein shall be paid in cash to the Executive in a single lump sum as soon as practicable following the Qualifying Termination, but in no event later than thirty (30) calendar days from such date. Notwithstanding the foregoing, Severance Benefits which become due pursuant to the circumstances described in Paragraphs 2.2(c) and 4.1 shall be paid immediately.

         2.2. QUALIFYING TERMINATION. The occurrence of any one or more of the following events (i.e., a "Qualifying Termination") within the Extended Period shall trigger the payment of Severance Benefits to the Executive, as such benefits are described under Paragraph 2.3 herein:

                    (a) The Bank's involuntary termination of the Executive's
               employment without Cause (as such term is defined in Paragraph
               2.6 herein);

                    (b) The Executive's voluntary termination of employment for
               Good Reason (as such term is defined in paragraph 2.5 herein);
               and

          (c) The Company or the Bank, or any successor company, commits a material breach of any of the provisions of this Agreement including, but not limited to the Company failing to obtain the assumption of, or the successor company refusing to assume the obligations of this Agreement pursuant to Paragraph 4.1 herein.

         A Qualifying Termination shall not include a termination of the Executive's employment within ____________ (__) calendar months after a Change in Control by reason of death, disability, the Executive's voluntary termination without Good Reason, or the Bank's involuntary termination of the Executive's employment for Cause.

         2.3. DESCRIPTION OF SEVERANCE BENEFITS. In the event that the Executive becomes entitled to receive Severance Benefits, as provided in Paragraphs 2.1 and 2.2 herein, the Company (or the Bank at the direction of the Company) shall, within the time limits stated in Paragraph 2.1, pay to the Executive and provide the Executive with the following:

         (a) A lump-sum cash amount equal to the Executive's unpaid Base Salary (as such term is defined in Paragraph 2.7 herein), accrued vacation pay, unreimbursed business expenses, and all other items earned by and owed to the Executive through and including the date of the Qualifying Termination. Such payment shall constitute full satisfaction for these amounts owed to the Executive.

         (b) A lump-sum cash amount equal to ___ (_) multiplied by the greater of the Executive's annual rate of Base Salary in effect upon the date of the Qualifying Termination, or the Executive's annual rate of Base Salary in effect immediately prior to the occurrence of the Change in Control.

         (c) Immediate 100% vesting of all stock options, and any other awards which had been provided to the Executive by the Bank under any incentive compensation plan.

         (d) At the exact same cost to the Executive, and at the same coverage level as in effect as of the Executive's date of Qualifying Termination (subject to changes in coverage levels applicable to all employees generally), a continuation of the Executive's (and the Executive's eligible dependents') health insurance coverage for twenty-four (24) months from the date of the Qualifying Termination. The applicable COBRA health insurance benefit continuation period shall begin at the end of this twenty-four (24) month benefit continuation period.

                  The providing of health insurance benefits by the Company shall be discontinued prior to the end of the twenty-four (24) month continuation period in the event that the Executive subsequently becomes covered under the health insurance coverage of a subsequent employer which does not contain any exclusion or limitation with respect to any preexisting condition of the Executive or the Executive's eligible dependents. For purposes of enforcing this offset provision, the Executive shall have duty to inform the Company as to the terms and conditions of any subsequent employment and the corresponding benefits earned from such employment. The Executive shall provide, or cause to provide, to the Company in writing correct, complete, and timely information concerning the same.

         (e) The Executive shall be entitled to receive standard outplacement services from a nationally recognized outplacement firm of the Executive's selection, for a period of up to one (1) year from the Executive's date of Qualifying Termination. However, such service shall be at the Company's expense to a maximum amount not to exceed twenty thousand dollars ($20,000).

         2.4. DEFINITION OF "CHANGE IN CONTROL." "Change in Control" of the Company or the Bank means, and shall be deemed to have occurred upon, the first to occur of any of the following events:

         (a) Any Person or Persons acting in concert (other than those Persons in control of the Company or the Bank as of the Effective Date, or other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the stock Company) becomes the Beneficial Owner, directly or indirectly, of securities of the Company or the Bank representing twenty percent (20%) or more of the combined voting power of the Company's or the Bank's then outstanding securities; or

         (b) During any period of ___(__) consecutive years (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board of Directors of the Company cease for any reason to constitute a majority thereof; or

         (c) The stockholders of the Company approve: (i) a plan of complete liquidation of the Company or the Bank; or (ii) an agreement for the sale or disposition of all or substantially all of the Company's or the Bank's assets; or (iii) a merger, consolidation, or reorganization of the Company or the Bank with or involving any other corporation or bank, other than a merger, consolidation, or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least seventy five (75%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization.

However, in no event shall a "Change in Control" be deemed to have occurred, with respect to the Executive, if the Executive is part of a purchasing group which consummates the Change-in-Control transaction. The Executive shall be deemed "part of a purchasing group" for purposes of the preceding sentence if the Executive is an equity participant in the purchasing company or group (except for: (i) passive ownership of less than one percent (1%) of the stock of the purchasing company; or (ii) ownership of equity participation in the purchasing company or group which is otherwise not significant, as determined prior to the Change in Control by a majority of the nonemployee continuing Directors).

         2.5. DEFINITION OF "GOOD REASON." "Good Reason" shall mean, without the Executive's express written consent, the occurrence by any one or more of the following within the Extended Period:

         (a) The assignment of the Executive to duties inconsistent with the Executive's position, duties, responsibilities, and status as an officer of the Bank, or a reduction or alteration in the nature or status of the Executive's authorities, duties, or responsibilities from those in effect as of ninety (90) calendar days prior to the Change in Control, other than an insubstantial and inadvertent act that is remedied by the Company promptly after receipt of notice thereof given by the Executive.

         (b) The Bank's requiring the Executive to be based at a location in excess of twenty-five (25) miles from the location of the Executive's principal job location or office immediately prior to the Change in Control; except for required travel on the Bank's business to an extent consistent with the Executive's then present business travel obligations.

         (c) A reduction by the Bank of the Executive's Base Salary in effect on the Effective Date, or as the same shall be increased from time to time.

         (d) The failure of the Bank to keep in effect any of the Bank's compensation, health and welfare benefits, or perquisite programs under which the Executive receives value, as such programs exist immediately prior to the Change in Control, or the failure of the Bank to meet the funding requirements, if any, of each of the programs. However, the replacement of an existing program with a new program will be permissible (and not grounds for a Good Reason termination) if done for all employees generally.


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

         (e) Any breach by the Company of its obligation under Section 4 of this Agreement or any failure of a successor company to assume and agree to perform the Company's entire obligations under this Agreement, as required by Section 4 herein.

         The Executive's right to terminate employment for Good Reason shall not be affected by the Executive's incapacity due to physical or mental illness. The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason herein.

         2.6 DEFINITION OF "CAUSE." "Cause" shall mean the occurrence of any one or more of the following:

         (a) A demonstrably willful and deliberate act or failure to act by the Executive (other than as a result of incapacity due to physical or mental illness) which is committed in bad faith, without reasonable belief that such action or inaction is in the best interests of the Company, which causes actual material financial injury to the Bank and which act or inaction is not remedied within fifteen (15) business days of written notice from the Bank; or

         (b) The Executive's conviction for committing an act of fraud, embezzlement, theft, or any other act constituting a felony involving moral turpitude which causes material harm, financial or otherwise, to the Bank.

         2.7 OTHER DEFINED TERMS. The following terms shall have the meanings set forth below:

         (a) "Base Salary" means, at any time, the then-regular annual rate of pay which the Executive is receiving as salary, excluding amounts: (i) designated by the Company as payment toward reimbursement of expenses; of (ii) received under incentive or other bonus plans, regardless of whether or not the amounts are deferred.

         (b) "Beneficial Owner" shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act (as such term is defined below).

         (c) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

         (d)      "Person" shall have the meaning ascribed to such term in
                  Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d) thereof.

SECTION 3.        EXCISE TAX

         3.1. EXCISE TAX PAYMENT. If any portion of the Severance Benefits or any other payment under this Agreement, or under any other agreement with, or plan of the Company or Bank, including but not limited to stock options and other long-term incentives (in the aggregate "Total Payments") would constitute an "excess parachute payment," such that a golden parachute excise tax is due, the Company (or the Bank at the Company's direction) shall provide to the Executive, in cash, an additional payment in an amount to cover the full cost of any excise tax and the Executive's state and federal income and employment taxes on this additional payment (cumulatively, the "Gross-Up Payment"). This Gross-Up Payment shall be made a soon as possible following the date of the Executive's Qualifying Termination, but in no event later than thirty (30) calendar days of such date.

         For purposes of this Agreement, the term "excess parachute payment" shall have the meaning assigned to such term in Section 280G of the Internal Revenue Code, as amended (the "Code"), and the term "excise tax" shall mean the tax imposed on such excess parachute payment pursuant to Sections 280G and 4999 of the Code.

         3.2. SUBSEQUENT RECALCULATION. In the event the Internal Revenue Service subsequently adjusts the excise tax computation herein described, the Company (or the Bank at the Company's direction) shall reimburse the Executive for the full amount necessary to make the Executive whole on an after-tax basis (less any amounts received by the Executive that the Executive would not have received had the computations initially been computed as subsequently adjusted), including the value of any underpaid excise tax, and any related interest and/or penalties due to the Internal Revenue Service.

SECTION 4.        SUCCESSORS AND ASSIGNMENTS

         4.1. SUCCESSORS. The Company will require any successor (whether via a Change in Control, direct or indirect, by purchase, merger, consolidation, or otherwise) of the Company or the Bank to expressly assume and agree to perform the obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

         Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall, as of the date immediately preceding the date of a Change in Control, automatically give the Executive Good Reason to collect, immediately, full benefits hereunder as a Qualifying Termination.

         4.2. ASSIGNMENT BY EXECUTIVE. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If an Executive should die while any amount is still payable to the Executive hereunder, had the Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee, or if there is no such designee, to the Executive's estate.

         An Executive's rights hereunder shall not otherwise be assignable.

SECTION 5.        RESTRICTIVE COVENANTS

         5.1. COVENANTS. Without the prior written consent of the Company, and where the Executive is entitled to receive the Severance Benefits pursuant to the terms of this Agreement, during the 24-month period next following the Executive's termination of employment with the Bank, the Executive shall not, directly or indirectly:

         (a) DISCLOSURE OF INFORMATION. Use, attempt to use, disclose, or otherwise make known to any person or entity (other than the Board of Directors of the Company or the Bank):

                  (i) Any confidential or proprietary knowledge or information, including without limitation, lists of customers, processes, and systems, as well as any data and records pertaining thereto, which the Executive may acquire in the course of his employment.

                  (ii) Any confidential or proprietary knowledge or information of a confidential nature (including but not limited to all unpublished matters) relating to, within limitation, the business, properties, accounting, books and records, computer systems and programs, or memoranda of the Company or the Bank.

         5.2 ACKNOWLEDGMENT OF COVENANTS. The parties hereto acknowledge that the Executive's services are of a special, extraordinary, and intellectual character which gives him unique value, and that the business of the Company and its subsidiaries is highly competitive, and that violation of any of the covenants provided in this Section 5 would cause immediate, immeasurable, and irreparable harm, loss and damage to the Company not adequately compensable by a monetary award. The Executive acknowledges that the time and scope of activity restrained by the provisions of this Section 5 are reasonable and do not impose a greater restraint than is necessary to protect the goodwill of the Company's business. The Executive further acknowledges that he and the Company have negotiated and bargained for the terms of this Agreement and that the Executive has received adequate consideration for entering into the Agreement. In the event of any such breach or threatened breach by the Executive of any one or more of such covenants, the Company shall be entitled to such equitable and injunctive relief as may be available to restrain the Executive from violating the provisions hereof. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available at law or in equity for such breach or threatened breach, including the recovery of damages and the immediate termination of the employment of the Executive hereunder.

SECTION 6.        MISCELLANEOUS

         6.1. (a) ADMINISTRATION. This Agreement shall be administered by the Board of Directors of the Company, or by a Committee of the Board consisting of Board members designated by the Board (the "Compensation Committee"). The Compensation Committee (with the approval of the Board, if the Board is not the Compensation Committee) is authorized to interpret this Agreement, to prescribe and rescind rules and regulations, and to make all other determinations necessary or advisable for the administration of this Agreement. In fulfilling its administrative duties hereunder, the Compensation Committee may rely on outside counsel, independent accountants, or other consultants to render advice or assistance.

                  (b) CLAIMS PROCEDURE. If the Executive believes that he is being denied a benefit to which he is entitled under the Agreement, he may file a written request for such benefit with the Company, setting forth his claim. Upon receipt of the claim, the Company shall advise the Executive that a reply will be forthcoming within 15 days and shall, in fact, deliver such reply with such period. The Company may, however, extend the reply period for an additional 15 days for reasonable cause. If the claim is denied in whole or in part, the Company shall adopt a written opinion, using language calculated to be understood by the Executive, setting forth:

                        (i)   The specific reason or reasons for such denied;

                        (ii) The specific reference to pertinent provisions of this Agreement on which such denial is based;

                        (iii) A description of any additional material or
                              information necessary for the Executive to perfect his claim and an explanation why such material or such information is necessary;

                        (iv) Appropriate information as to the steps to be taken if the Executive wishes to submit the claim for review; and

                        (v)   The time limits for requesting the review under
                              (c) below.

                  (c) REQUEST FOR CLAIM DECISION REVIEW. Within 30 days after receipt by the Executive of the written opinion described above, the Executive may request in writing that the President of the Company review the description of the Company. Such request must be addressed to the President of the Company, at its then principal place of business. The Executive of his duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Company. If the Executive does not request a review of the Company's determination by the President of the Company within such 30-day period, he shall be barred and estopped from challenging the Company's determination. Within 30 days after the President's receipt of a request for review, he will review the Company's determination. After considering all materials presented by the Executive, the President will render a written opinion, written in a manner calculated to be understood by the Executive, setting forth specific reasons for the decision and containing specific references to the pertinent provisions of this Agreement on which the decision is based.

         6.2. NOTICES. Any notice required to be delivered to the Company, the Compensation Committee or the President of the Company by the Executive hereunder shall be properly delivered to the Company when personally delivered to (including by a reputable overnight courier), or actually received through the U.S. mail, postage prepaid, by:

         Old Second Bancorp, Inc.
         37 South River Street
         Aurora, IL  60506

         Any notice required to be delivered to the Executive by the Company, the Compensation Committee or the President of the Company hereunder shall be properly delivered to the Executive when personally delivered to (including by a reputable overnight courier), or actually received through he U.S. mail, postage prepaid, by the Executive at his last known address as reflected on the books and records of the Company.

SECTION 7.        CONTRACTUAL RIGHTS AND LEGAL REMEDIES

         7.1. CONTRACTUAL RIGHTS TO BENEFITS. This Agreement establishes in the Executive a right to the benefits to which the Executive is entitled hereunder. However, except as expressly stated herein, nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Company to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder.

         7.2. LEGAL FEES AND EXPENSES. The Company shall pay all legal fees, costs of litigation, prejudgment interest, and other expenses which are incurred in good faith by the Executive as a result of the Company's refusal to provide the Severance Benefits to which the Executive becomes entitled under this Agreement. In addition, if the Executive shall resort to either litigation or arbitration in order to secure the payment by the Company of the Severance Benefits, and the Executive is successful in such litigation or arbitration, then the Company shall also pay to the Executive an additional amount equal to 25% of the Severance Benefits. Whether or not the Executive has been successful in such litigation or arbitration shall also be determined in the same proceeding.

         7.3. ARBITRATION. The Executive shall have the right and option to elect (in lieu of litigation) to have any dispute or controversy arising under or in connection with this Agreement settled by arbitration, conducted before a panel of three (3) arbitrators sitting in a location selected by the Executive within fifty (50) miles from the location of his or her job with the Company, in accordance with the rules of the American Arbitration Association then in effect. The Executive's election to arbitrate, as herein provided, and the decision of the arbitrators in that proceeding, shall be binding on the Company and Executive.

         Judgment may be entered on the award of the arbitrator in any court having jurisdiction. All expenses of such arbitration, including the fees and expenses of the counsel for the Executive, shall be borne by the Company.

         7.4. UNFUNDED AGREEMENT. This Agreement is intended to be an unfunded general asset promise for a select, highly compensated member of the Company's management and, therefore, is intended to be exempt from the substantive provisions of the Employee Retirement Income Security Act of 1974 as amended.

         7.5. EXCLUSIVITY OF BENEFITS. Unless specifically provided herein, neither the provisions of this Agreement nor the benefits provided hereunder shall reduce any amounts otherwise payable, or in any way diminish the Executive's rights as an employee of the Company, whether existing now or hereafter, under any compensation and/or benefit plans (qualified or nonqualified), programs, policies, or practices provided by the Company, for which the Executive may qualify.

         Vested benefits or other amounts which the Executive is otherwise entitled to receive under any plan, policy, practice, or program of the Company, at or subsequent to the Executive's date of Qualifying Termination, shall be payable in accordance with such plan, policy, practice, or program except as expressly modified by this Agreement.

         7.6. INCLUDABLE COMPENSATION. Severance Benefits provided hereunder shall not be considered "includable compensation" for purposes of determining the Executive's benefits under any other plan or program of the Company.

         7.7. EMPLOYMENT STATUS. Nothing herein contained shall be deemed to create an employment agreement between the Company and the Executive providing for the employment of the Executive by the Company for any fixed period of time. The Executive's employment with the company is terminable at will by the Company or the Executive and each shall have the right to terminate the Executive's employment with the Company at any time, with or without Cause, subject to the Company's obligation to provide Severance Benefits as required hereunder.

                  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by the Executive as a result of employment by another employer, other than as provided in Paragraph 2.3(d) herein.

         7.8. ENTIRE AGREEMENT. This Agreement represents the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior discussion, negotiations, and agreements concerning the subject matter hereof, including, but not limited to, any prior severance agreement made between the Executive and the Company.

         7.9. TAX WITHHOLDING. The Company shall withhold from any amounts payable under this Agreement all federal, state, city, or other taxes as legally required to be withheld.

         7.10. WAIVER OF RIGHTS. Except as otherwise provided herein, the Executive's acceptance of Severance Benefits, the Gross-Up Payment (if applicable), and any other payments required hereunder shall be deemed to be a waiver of all rights and claims of the Executive against the company pertaining to any matters arising under this Agreement.

         7.11. SEVERABILITY. In the event any provision of the Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

         7.12. APPLICABLE LAW. To the extent not preempted by the laws of the United States, the laws of the State of Illinois shall be the controlling law in all matters relating to the Agreement.

         IN WITNESS WHEREOF, the Company has executed this Agreement, to be effective as of the day and year first written above.


ATTEST:                                            OLD SECOND BANCORP, INC.

By:                                    By:
  ---------------------------              ---------------------------------
                                       Title:
                                             -------------------------------


                                       -------------------------------------
                                       Name

                          SCHEDULE A TO EXHIBIT (10)(d)

                                         Length of Agreement if
Executive's Name                         Change of Control Occurs
----------------                         ------------------------

William B. Skoglund                               3 Years

George Starmann III                               2 Years

J. Douglas Cheatham                               2 Years

                                                     Exhibit 22

                                               LIST OF SUBSIDIARIES

SUBSIDIARIES OF THE COMPANY

The Old Second National Bank of Aurora

Yorkville National Bank

Kane County Bank and Trust Company

Bank of Sugar Grove

Burlington Bank

Maple Park Mortgage